EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2005, relating to the combined financial statements and financial statement schedule of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries (the former name of Winthrop Realty Trust) as of and for the year ended December 31, 2004 appearing in the Annual Report on Form 10-K of Winthrop Realty Trust for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

                                              DELOITTE & TOUCHE LLP
                                              Boston, MA
                                              February 6, 2006